                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                STAFFMARK, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                    [LOGO]

                                STAFFMARK, INC.



                        ANNUAL MEETING OF STOCKHOLDERS

                                 May 22, 2000

                               ________________

                          NOTICE AND PROXY STATEMENT

                         [STAFFMARK, INC. LETTERHEAD]

April 18, 2000



Dear StaffMark Stockholder:

     I am pleased to invite you to StaffMark's Annual Meeting of Stockholders. The meeting will be at 10:00 a.m. on Monday, May 22, 2000 at the Northwest Arkansas Convention Center, 1500 South 48th, Springdale, Arkansas.

     At the meeting, you and the other stockholders will elect eight directors to the StaffMark Board of Directors and vote on the ratification and approval of the StaffMark 1999 Employee Stock Purchase Plan. You will find other detailed information about StaffMark and its operations, including its audited financial statements, in the enclosed Annual Report.

     We hope you can join us on May 22, 2000. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your vote on the enclosed proxy, sign and date the proxy, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy promptly.

                                   Sincerely,



                                   CLETE T. BREWER
                                   Chairman and Chief Executive Officer

                                STAFFMARK, INC.
                             234 East Millsap Road
                         Fayetteville, Arkansas 72703


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 22, 2000


To the Stockholders:

     StaffMark, Inc. will hold its Annual Meeting of Stockholders at the Northwest Arkansas Convention Center, 1500 South 48/th/, Springdale, Arkansas, on Monday, May 22, 2000 at 10:00 a.m., Central Standard Time.

     We are holding this meeting:

     . to elect eight directors to serve until the 2001 Annual Meeting of Stockholders;

     .  to ratify and approve the StaffMark 1999 Employee Stock Purchase Plan;
        and

     . to transact any other business that may properly come before the meeting.

     Your Board of Directors selected April 3, 2000 as the record date for determining stockholders entitled to vote at the meeting. A list of stockholders on that date will be available for inspection at the corporate headquarters of StaffMark, Inc., 234 East Millsap Road, Fayetteville, Arkansas, for ten days before the meeting. Only holders of our common stock as of the close of business on April 3, 2000 are entitled to vote at the meeting or any adjournment thereof.

     This Proxy Statement, proxy and StaffMark's 1999 Annual Report to Stockholders are being distributed on or about April 21, 2000.

                              By Order of the Board of Directors



                              GORDON Y. ALLISON
                              Corporate Secretary


Fayetteville, Arkansas
April 18, 2000

                                 TABLE OF CONTENTS

GENERAL INFORMATION..............................................................................   1
     Annual Meeting Information..................................................................   1

ITEM 1 - ELECTION OF DIRECTORS...................................................................   3
     Nominees for Election.......................................................................   4
     Other Named Executive Officers..............................................................   6
     Committees and Meetings.....................................................................   7

STOCK OWNERSHIP..................................................................................   8
     Beneficial Ownership of Certain Stockholders, Directors and Executive Officers..............   8
     Section 16(a) Beneficial Ownership Reporting Compliance.....................................   9

COMPENSATION OF OUTSIDE DIRECTORS AND THE NAMED EXECUTIVE OFFICERS...............................   9
     Compensation of Outside Directors...........................................................   9
     Compensation of the Named Executive Officers................................................  10
     Option Grants in 1999.......................................................................  11
     1999 Year-End Option Values.................................................................  11
     Employment Agreements.......................................................................  12
     Deferred Executive Compensation Plan........................................................  13
     Severance Agreement with Former Executive...................................................  13

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION..........................................  14
     Compensation Committee Membership and Interlocks............................................  14
     Executive Compensation Components and Goals.................................................  14
     Policy on Deductibility of Compensation.....................................................  14
     1999 Executive Compensation.................................................................  15
     1999 Chief Executive Officer Compensation...................................................  15

CERTAIN TRANSACTIONS.............................................................................  16

PERFORMANCE GRAPH AND TOTAL RETURN ANALYSIS......................................................  17

ITEM 2 - RATIFICATION AND APPROVAL OF THE STAFFMARK, INC. 1999
         EMPLOYEE STOCK PURCHASE PLAN............................................................  18
     Purpose of the Proposal and the 1999 Plan...................................................  18
     Shares Issuable Pursuant to the 1999 Plan...................................................  18
     Eligible Participants.......................................................................  18
     Material Features of the 1999 Plan..........................................................  19
     1999 Plan Restrictions Concerning Resales on Shares and Distribution of Share Certificates..  19
     Prospective 1999 Plan Participation.........................................................  19
     Tax Treatment...............................................................................  19
     Plan Administration and Termination.........................................................  20
     Recommendation..............................................................................  20

ITEM 3 - OTHER MATTERS...........................................................................  20

ADDITIONAL INFORMATION...........................................................................  20
     Independent Public Accountants..............................................................  20
     Annual Report...............................................................................  21
     Information Not Incorporated................................................................  21

ANNEX A - STAFFMARK, INC. EMPLOYEE STOCK PURCHASE PLAN

                         GENERAL INFORMATION

Annual Meeting Information

     This Proxy Statement contains information related to the Annual Meeting of Stockholders of StaffMark, Inc. to be held on Monday, May 22, 2000, beginning at 10:00 a.m., at the Northwest Arkansas Convention Center, 1500 South 48th, in Springdale, Arkansas and any postponements or adjournments thereof. This Proxy Statement was prepared under the direction of our Board of Directors to solicit your proxy for use at the Annual Meeting. It will be mailed to stockholders on or around April 21, 2000.

Q:   Who is soliciting my proxy?

A: We, the Board of Directors of StaffMark, Inc., are sending you this Proxy Statement in connection with our solicitation of proxies for use at StaffMark's 2000 Annual Meeting of Stockholders. Certain directors, officers and employees of StaffMark and Corporate Communications, Inc. (our proxy solicitor) may solicit proxies on our behalf by mail, phone, fax, or in person.

Q:   Who is paying for this solicitation?

A: StaffMark will pay for the solicitation of proxies, including Corporate Communications Inc.'s estimated fee of $5,000 plus out-of-pocket expenses. StaffMark also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of StaffMark common stock.

Q:   What am I voting on?

A: The election of Clete T. Brewer, W. David Bartholomew, Stephen R. Bova, William J. Lynch, R. Clayton McWhorter, Charles A. Sanders, M.D., Bob L. Martin and Michael R. Loeb to the Board of Directors, and the ratification and approval of StaffMark, Inc.'s 1999 Employee Stock Purchase Plan (the "1999 Plan").

Q:   Who can vote?

A: Only those who owned common stock at the close of business on April 3, 2000, the record date for the Annual Meeting, can vote. If you beneficially owned common stock on the record date, you have one vote per share for each director up for election at the Annual Meeting and one vote per share for the ratification and approval of the 1999 Plan.

Q:   What does "beneficially owned" mean?

A: Under the Securities and Exchange Commission's (the "SEC") definition, "beneficial ownership" of shares means shares over which a person has sole or shared voting or investment power.

Q:   How do I vote?

A: You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person - by voting at the Annual Meeting you automatically revoke your proxy. You also may revoke your proxy at any time before the voting by giving the Corporate Secretary written notice of your revocation or by submitting a later-dated proxy. If you wish the individuals named as proxies to vote for all nominees, then check the box marked "FOR." If you return your proxy but do not mark your voting preference, the individuals named as proxies will vote your shares "FOR" the election of the nominees for director and the ratification and approval of the 1999 Plan and in their discretion with respect to any other matter properly brought before the Annual Meeting.

Q:   What constitutes a quorum?

A: On the record date, we had 29,475,842 shares of common stock, $.01 par value, outstanding. Each share of our common stock is entitled to one vote per share. Voting can take place at the Annual Meeting only if stockholders owning a majority of the total number of votes entitled to be cast as of the record date are present in person or represented by effective proxies.

Q:   What happens if a quorum is not present?

A: If a quorum is not present at the scheduled time of the Annual Meeting, then the stockholders who are represented may adjourn the Annual Meeting until a quorum is present. The time and place of an adjourned meeting, if necessary, would be announced at the time the adjournment is taken and no other notice would be given.

Q:   What vote is required in the election of directors?

A: Directors are elected by a plurality of the votes of shares present in person or represented by proxy at the Annual Meeting. This means that the eight nominees will be elected if they receive more affirmative votes than any other nominees.

Q:   What vote is required for the ratification and approval of the 1999 Plan?

A: The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by effective proxies entitled to vote at the Annual Meeting is required to ratify and approve the 1999 Plan.

Q:   What are broker non-votes and abstentions?

A: If you are the beneficial owner of shares held in "street name" by a broker, then the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, then the broker will be entitled to vote the shares with respect to "discretionary" items, but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case, the shares will be treated a "broker non-vote"). Under the rules of the New York Stock Exchange, Inc., the election of directors is a discretionary matter, enabling brokers to vote on the election of directors even if they have not received instructions from beneficial owners. Even though brokers are entitled to exercise their discretion and vote on director elections without instructions from beneficial owners, they are not required to do so. An abstention is a decision by a stockholder to take a neutral position on a proposal being submitted to stockholders at a meeting, although taking a neutral position through an "abstention" is considered a vote cast on a proposal being submitted at a meeting.

Q: How do broker non-votes and abstentions effect the existence of a quorum and the vote required in the election of directors and the ratification and approval of the 1999 Plan?

A: Broker non-votes and abstentions are included in determining the number of shares represented for purpose of determining whether a quorum is present at a stockholders' meeting. Because directors will be elected by a plurality of the votes cast (i.e., the eight director nominees receiving the greatest number of votes will be elected) at the Annual Meeting, an abstention would have no effect on the vote concerning the election of directors and thus, is not being offered as voting option in the election of directors. A broker non-vote with respect to the 1999 Plan will have no effect on the outcome of these particular matters because it is not considered a vote cast under Delaware law. However, absententions, which are considered to be a vote cast under Delaware law, will have the effect of a negative vote with respect to the 1999 Plan, since this proposal requires a majority of the votes cast at the Annual Meeting in favor of the proposal.

Q:   What happens if I withhold my vote for an individual director?

A: Withheld votes are counted as "NO" votes for the individual director. If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD AUTHORITY." If you wish your shares to be voted for some nominees, and not voted for others, then indicate the name(s) of the nominee(s) for whom you are withholding authority to vote by writing the name(s) of such nominee(s) in the space provided in the proxy.

Q:   Can I vote on other matters?

A: Our Amended and Restated Bylaws limit the matters presented at an annual meeting to those in the notice of annual meeting and those otherwise properly presented at an annual meeting. For nominations of persons for election to the Board of Directors and other business matters, in each instance, other than those persons listed or matters included in the notice of annual meeting, to be properly presented at an annual meeting, our Amended and Restated Bylaws require that both of the following conditions be satisfied: (a) the alternative director nominees or other matter(s) must be a proper subject for stockholder action under the Delaware General Corporation Law; and (b) the stockholder must have given timely written notice of the alternative director nominees or other matters to be brought before an annual meeting. To be timely, a stockholder's notice must have been delivered to our Corporate Secretary not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of our prior year's annual meeting. Since none of our stockholders provided notice for any alternative director nominees or any other business matters during the period of February 7, 2000 to March 8, 2000 (which is the 60-90 day period prior to the first anniversary (i.e., May 7, 2000) of last year's annual meeting), no director nominees or other business matters, other than those included in the Notice of Annual Meeting, may properly come before the Annual Meeting.

Q:   Who will count the vote?

A:   Representatives of EquiServe, our transfer Agent, will tabulate the votes.

Q: When are 2001 stockholder proposals or other stockholder business matters due?

A: To be considered for presentation at our 2001 Annual Meeting of Stockholders, inclusion in the proxy statement and on the proxy card, a stockholder proposal must be received at our offices no later than December 20, 2000. For stockholder proposals or other business matters submitted outside the proposal process identified in the proceeding sentence, if we do not receive notice of any such matter that a stockholder wishes to raise at the 2001 Annual Meeting during the thirty day period of February 21, 2001 through March 23, 2001, then no business matters, other than those included in the notice of annual meeting for next year's annual meeting, may properly come before next year's annual meeting. All proposals and notifications should be addressed in writing and satisfying the particularity requirements in our Amended and Restated Bylaws to Gordon Y. Allison, Corporate Secretary, StaffMark, Inc., 234 East Millsap Road, Fayetteville, Arkansas 72703.


                        ITEM 1 - ELECTION OF DIRECTORS

     Our Board of Directors currently consists of ten persons each of whose term expires at the Annual Meeting. With the exception of Mr. Bova, Mr. Martin and Mr. Loeb, the directors began serving their term at last year's annual meeting on May 7, 1999. Ms. Blethen and Mr. Schulte, who began their directorships with our company in October 1996, will serve their current respective director terms through and until the Annual Meeting. Ms. Blethen and Mr. Schulte have not been nominated for election to the Board at the Annual Meeting. The Board, consistent with this information and in accordance with the Amended and Restated Bylaws of our company, has reduced the number of directorships up for election at the Annual Meeting to eight. Consequently, at the Annual Meeting, you and the other stockholders will elect eight individuals to serve as directors until the 2001 Annual Meeting or until their successors are duly elected and qualified.

     The individuals named as proxies will vote the enclosed proxy for the election of all nominees, unless you direct them to withhold your votes. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxies may vote for a substitute or we may reduce the number of members of the Board. WE RECOMMEND A VOTE FOR EACH OF THE NOMINEES LISTED BELOW.

     Below are the names and ages of the director nominees, the year they became directors, their principal occupations or employment for at least the past five years and certain of their other directorships.

Nominees for Election

Name                       Age          Experience
----                       ---          ----------
Clete T. Brewer            35           Co-founded our company in March 1996 and
                                        served until September 1999 as our
                                        President, Chief Executive Officer and a director. In September 1999, Mr. Brewer became our Chairman, retained his position as our Chief Executive Officer and retained his position as a director.
                                        Mr. Brewer also co-founded Brewer
                                        Personnel Services, Inc. ("Brewer"), one of the StaffMark founding companies, in July 1988, and has served since April
                                        1994 as President, Chief Executive
                                        Officer and a director of Brewer. From
                                        July 1988 to April 1994, Mr. Brewer
                                        served as Vice President of Brewer.

Stephen R. Bova            53           President and Chief Operating Officer
                                        and a director of our company since
                                        September 1999. Prior to joining our
                                        company, Mr. Bova served as the Managing
                                        Director of International Operations for
                                        IntelliGroup, Inc., an information
                                        technology company, from 1998 to 1999.
                                        From 1996 to 1998, Mr. Bova served as
                                        President of the Global Banking Division for Electronic Data Systems. From 1986 to 1996, Mr. Bova was with ALLTEL
                                        Information Systems, the Information
                                        Systems division of ALLTEL Corp., where
                                        he founded their International Division, later becoming President of the Wireless
                                        Telecommunications Division, then
                                        President of the Global Financial
                                        Division.

W. David Bartholomew       43           President - Commercial Staffing Segment
                                        of our company since July 1998 and a
                                        director since October 1996. From
                                        October 1996 to June 1998, Mr.
                                        Bartholomew served as Executive Vice
                                        President - Eastern Operations for our
                                        Commercial Staffing Segment. Mr.
                                        Bartholomew served as
                                        Secretary/Treasurer and a principal of
                                        HRA, Inc., one of the StaffMark founding companies, from August 1993 through
                                        October 1996. From 1991 through August
                                        1993, Mr. Bartholomew was President of
                                        Cobble Personnel of Nashville.

William J. Lynch           57           Since March 1996, Mr. Lynch has served
                                        as a Managing Director of Capstone
                                        Partners, LLC, a venture capital firm.
                                        From October 1989 to March 1996, Mr.
                                        Lynch was a partner of the law firm of
                                        Morgan, Lewis & Bockius LLP. Mr. Lynch
                                        also serves as a director of Coach USA,
                                        Inc., a publicly traded company. Mr.
                                        Lynch has served as a director of our
                                        company since October 1996.

Name                       Age          Experience
----                       ---          ----------
R. Clayton McWhorter       66           In 1996, Mr. McWhorter founded Clayton
                                        Associates, LLC, a venture capital firm, and currently serves as its Chairman and Chief Executive Officer. Mr. McWhorter is a member of the Board of Directors of Columbia/HCA Healthcare Corporation, a public company, and served as its Chairman of the Board from April 1995 to May 1996. Mr. McWhorter served as
                                        Chairman, President and Chief Operating
                                        Officer of Healthtrust, Inc. from 1987
                                        to April 1995 and served as President
                                        and Chief Executive Officer of Hospital
                                        Corporation of America from 1985 to
                                        April 1987. In addition, Mr. McWhorter
                                        is a director of Suntrust Bank -
                                        Nashville, a subsidiary of a public
                                        company, and is a director of
                                        Corrections Corporation of America, a
                                        publicly traded company. Mr. McWhorter
                                        has served as a director of our company
                                        since October 1996.

Charles A. Sanders, M.D.   68           Dr. Sanders is retired from Glaxo, Inc.
                                        where he served as Chief Executive
                                        Officer from 1989 through 1994 and
                                        Chairman from 1992 through 1995. Dr.
                                        Sanders currently serves as Chairman of
                                        The Commonwealth Fund and Project HOPE
                                        and serves on the Board of Trustees of
                                        The University of North Carolina at
                                        Chapel Hill. Dr. Sanders is also a
                                        director of Pharmacopeia, Inc., Scios,
                                        Inc., Vertex Pharmaceuticals
                                        Incorporated, Magainin Pharmaceuticals,
                                        Inc., Trimeris, Inc., Kendle
                                        International, Inc., Genentech, Inc. and
                                        Biopure, Corp., which are all publicly
                                        traded companies. Dr. Sanders has served as a director of our company since
                                        October 1996.

Bob L. Martin              51           Mr. Martin became one of our directors
                                        in September 1999. From 1993 to 1999,
                                        Mr. Martin was President and Chief
                                        Executive Officer of Wal-Mart
                                        International, the international
                                        division of Wal-Mart Stores, Inc. Prior
                                        to his position as President and Chief
                                        Executive Officer of Wal-Mart
                                        International, Mr. Martin served nine
                                        years as the Chief Information Officer
                                        of Wal-Mart Stores, Inc. Mr. Martin is
                                        also a director for Students in Free
                                        Enterprise, Sabre Group Holdings, Inc.,
                                        a publicly traded company and Santa
                                        Clara University. Mr. Martin is a member of the Council of the Americas and serves on the Executive Advisory Board of the University of Arkansas.

Michael R. Loeb            44           Mr. Loeb became one of our directors in
                                        April 2000. Since 1991, Mr. Loeb has
                                        been President of the Synapse Group,
                                        Inc. and its Chief Executive Officer
                                        since December 1997. Mr. Loeb has also
                                        been a director of the Synapse Group,
                                        Inc. since March 1993. Prior to co-
                                        founding the Synapse Group, Inc. and
                                        becoming its President in 1991, Mr. Loeb had an eight year career at Time Inc., where he held a number of positions, including Consumer Marketing Director for Sports Illustrated and Vice
                                        President of Consumer Marketing of
                                        Entertainment Weekly. At Time, he also
                                        helped introduce SI for Kids. Mr. Loeb
                                        was also responsible for starting the
                                        direct response division of Deutsch
                                        agency immediately prior to co-founding
                                        the Synapse Group, Inc. Mr. Loeb is also a director of Gift Services, L.L.C.

Other Named Executive Officers


Name                       Age          Experience
----                       ---          ----------
Terry C. Bellora           53           Chief Financial Officer of our company
                                        since August 1996. Prior to joining our
                                        company, Mr. Bellora served as Chief
                                        Financial Officer of Pace Industries,
                                        Inc. from 1986 to August 1996. Mr.
                                        Bellora served as a director of Pace
                                        Industries, Inc. from 1988 to 1993 and
                                        as an advisory director of Pace
                                        Industries, Inc. from 1993 to August
                                        1996. Mr. Bellora is a certified public
                                        accountant and was previously an audit
                                        partner for a regional accounting firm
                                        prior to his employment with Pace
                                        Industries, Inc.

Gordon Y. Allison          40           Executive Vice President - General
                                        Counsel of our company since June 1997.
                                        Prior to joining us, Mr. Allison served
                                        as the Vice President - General Counsel
                                        of Pace Industries, Inc. from February
                                        1995 to June 1997. Beginning in May
                                        1992, Mr. Allison practiced law at the
                                        firm of Giroir, Gregory, Holmes & Hoover
                                        LLC in Little Rock, Arkansas and was a
                                        partner from January 1994 until his
                                        employment began with Pace Industries,
                                        Inc. From 1990 to 1992, Mr. Allison was
                                        a special counsel in the Division of
                                        Corporation Finance at the SEC in
                                        Washington, D.C. and from 1988 to 1990
                                        he was a staff attorney in the Division
                                        of Corporation Finance of the SEC.
                                        Mr. Allison is a certified public
                                        accountant and worked at Arthur Andersen
                                        LLP prior to attending law and graduate
                                        business school. Mr. Allison received
                                        his Masters of Laws in Securities
                                        Regulation and Taxation from the
                                        Georgetown University Law School. Prior
                                        to attending the Georgetown University
                                        Law School, Mr. Allison received his
                                        Juris Doctor from the University of
                                        Arkansas School of Law and his Masters
                                        of Business Administration from the
                                        University of Arkansas School of
                                        Business.

Steven E. Schulte          37           Executive Vice President -Administration
                                        of our company and a director since
                                        October 1996. Mr. Schulte was employed
                                        by Prostaff Personnel Services, Inc.,
                                        one of the StaffMark founding companies
                                        since August 1987 and served as its
                                        President and Chief Executive Officer
                                        from June 1992 through October 1996.

Committees and Meetings

     We have three standing committees.

The Audit Committee

     . Reviews with the independent accountants, the accountants' annual report and scope of the next year's audit.

     .  Nominates the independent accountants to the Board of Directors.

     . Reviews any consulting services provided by the independent accountants and evaluates the effect these services may have on the accountants' independence.

     . Reviews with the independent accountants the adequacy of internal accounting and control systems.

     . Reviews with management and the independent accountants the accounting and financial reporting requirements and practices.

     The members are William J. Lynch (Chairman), Charles A. Sanders, M.D. and
     R. Clayton McWhorter.

The Compensation Committee

     . Reviews annually and recommends to the Board of Directors the Chief Executive Officer's total compensation.

     . Reviews compensation and recommends changes for executive officers of our company and its subsidiaries.

     . Administers the stock incentive plans and the executive officer incentive bonus plan.

     The members are R. Clayton McWhorter (Chairman), William J. Lynch and Bob
     L. Martin.

The Nominating Committee

     .  Recommends the size of the Board.

     . Recommends nominees for election to serve as directors and to serve on committees of the Board.

     .  Suggests changes in compensation and retirement policies for directors.

     The members are Charles A. Sanders, M.D. (Chairman) and Bob L. Martin.


     During fiscal 1999, our Board and various Board Committees held the following number of meetings: Board of Directors, eleven (four of which were regular meetings, one annual meeting and six of which were special meetings); Audit Committee, five; Compensation Committee, seven; Nominating Committee, one. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which that director served.

                                STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

     The following table provides information as of April 3, 2000 about the beneficial ownership of common stock by: (1) the persons known to us to be beneficial owners of more than 5% of the outstanding common stock; (2) our directors; (3) each Named Executive Officer (identified in the Summary Compensation Table that follows); and (4) our directors and executive officers as a group. To the best of our knowledge, each such person has sole voting and investment power over the shares shown in this table, except as otherwise indicated.

                                                                                          Shares Beneficially
                                                                                                Owned(1)
                                                                                   ---------------------------------
                                                                                        Number            Percent
                                                                                   -----------------  --------------
Name and Address of Principal Stockholders
T. Rowe Price Associates, Inc. (2)                                                        1,535,200             5.21%
100 East Pratt Street
Baltimore, MD  21202
Name of Directors and Named Executive Officers (3)
----------------------------------------------
Clete T. Brewer(4)...............................................................         1,085,584             3.68%
Stephen R. Bova(5)...............................................................            17,060                *
Terry C. Bellora(6)..............................................................           246,560                *
W. David Bartholomew(7)..........................................................           319,870             1.08
Gordon Y. Allison(8).............................................................            27,000                *
Steven E. Schulte(9).............................................................           458,925             1.56
Janice Blethen(10)...............................................................           459,211             1.56
William J. Lynch(11).............................................................            65,007                *
R. Clayton McWhorter(12).........................................................            24,367                *
Charles A. Sanders, M.D.(13).....................................................            34,367                *
Bob L. Martin(14)................................................................             6,667                *
Michael R. Loeb(15)..............................................................             6,667                *

     All directors and executive officers as a group (12 persons)................         2,751,285             9.25

------------------------
*Less than 1%.
(1) The percentages shown with respect to any identified individual or group other than the entity listed under Principal Stockholders are calculated by dividing: (i) the sum of (a) the number of shares of common stock actually owned as of April 3, 2000 plus (b) the number of shares of common stock that may be acquired through the exercise of stock options or other rights on or before June 2, 2000 ("Currently Exercisable Options") by (ii) the sum of 29,475,842 shares of common stock outstanding on April 3, 2000 plus the amount referenced in clause (i)(b).
(2) These securities are owned by various individuals and institutional investors, which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Information for Price Associates is based on its Schedule 13G filing with the SEC made on February 8, 2000.
(3) The address of each of the directors and executive officers listed above is c/o StaffMark, Inc., 234 E. Millsap Rd, Fayetteville, AR 72703.
(4) Includes 15,750 shares held by Mr. Brewer=s spouse, as to which Mr. Brewer disclaims beneficial ownership, and 63,000 shares subject to Currently Exercisable Options.
(5) Includes 2,060 shares held by Mr. Bova's spouse, as to which Mr. Bova disclaims beneficial ownership.
(6) Includes 245,260 shares subject to Currently Exercisable Options, 200 shares held by a trust of which Mr. Bellora is the trustee and 100 shares owned by Mr. Bellora's minor child, to which Mr. Bellora disclaims beneficial ownership.
(7) Includes 246,937 shares held by Bartfund I Limited Partnership, of which Mr. Bartholomew is the general partner, and 72,833 shares subject to Currently Exercisable Options.
(8)  Includes 27,000 shares subject to Currently Exercisable Options.
(9) Includes 440,359 shares held by trusts for which Mr. Schulte is trustee and 17,666 shares subject to Currently Exercisable Options.
(10) Includes 71,905 shares held by Blethen Family Investments Limited Partnership, the general partner of which is a corporation controlled by Ms. Blethen, and 17,734 shares subject to Currently Exercisable Options.
(11) Includes 3,033 shares held by a trust for which Mr. Lynch is trustee and 18,620 shares subject to Currently Exercisable Options.
(12) Includes 18,620 shares subject to Currently Exercisable Options.
(13) Includes 18,620 shares subject to Currently Exercisable Options.
(14) Includes 6,667 shares subject to Currently Exercisable Options.
(15) Includes 6,667 shares subject to Currently Exercisable Options.

Section 16(a) Beneficial Ownership Reporting Compliance

   Under the U.S. securities laws, directors, executive officers and persons holding more than 10% of StaffMark's common stock must report their initial ownership of the common stock and any changes in that ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and written representations of its directors and executive officers, we believe all persons subject to reporting filed the required reports on time in 1999.

       COMPENSATION OF OUTSIDE DIRECTORS AND THE NAMED EXECUTIVE OFFICERS

   This section describes the compensation paid or payable to, the directors, the Chief Executive Officer and the other Named Executive Officers in 1999.

Compensation of Outside Directors

   Annual Compensation. Each outside director, that is a director who is not one of our employees, receives a $6,000 fee for each regular Board meeting, the annual Board meeting and certain special Board meetings that the director attends in person or by telephone. In addition, each outside director receives a $2,500 fee for each Board Committee meeting that the director attends in person or by telephone. In order to retain our existing outside directors and attract new qualified and experienced outside directors, we increased our fees to outside directors for Board and Board Committee meetings from $4,000 to $6,000 and $1,000 to $2,500, respectively, in September 1999.

   We offer each of our outside directors the alternative of taking all or a portion of their directors' fees for annual and regular Board meetings in shares of our common stock in lieu of cash through our Non-Employee Director Stock Election Plan. Messrs. Lynch, McWhorter, Sanders and Martin have each elected under this plan to receive their directors' fees for Board Meetings in shares of our common stock, as opposed to cash. Board Committee fees are paid in cash to Messers. Lynch, McWhorter and Sanders, while Mr. Martin has elected to receive his Board Committee fees in shares of our common stock, as opposed to cash. Since Mr. Loeb recently joined the Board, he will be offered the opportunity to receive shares of our common stock in lieu of cash for Board fees and Board Committee fees (for those Board Committees to which he is elected) under this plan. Under this plan, our outside directors may also defer receipt of their Board fees and Board Committee fees until they decide to receive any such fees. Mr. Martin has deferred receipt of all of his Board and Board Committee fees. For 1999, our outside directors in the aggregate, received fees (both for Board Meetings and Board Committee meetings) in a combination of cash and common stock totaling $153,000 for Board of Director and Board Committee meetings. We also reimbursed the outside directors for their reasonable out-of-pocket expenses in attending Board and Board Committee meetings.

   Stock Options. Under the Amended and Restated StaffMark, Inc.1996 Stock Option Plan, each outside director receives a nonqualified stock option to purchase 20,000 shares of our common stock upon that person's initial election as a director. Following initial election and on the date of each annual stockholders' meeting, each outside director receives an additional nonqualified option to purchase 5,000 shares of StaffMark common stock. In September 1999, the Amended and Restated StaffMark, Inc. 1996 Stock Option Plan was modified to increase initial stock option grants to new outside directors from stock option grants for 10,000 shares to stock option grants for 20,000 shares. At this time, this plan was also modified, effective in September 1999, to increase annual stock option grants for outside directors from stock option grants for 2,000 shares to stock option grants for 5,000 shares. In May 1999, which was prior to the previously noted plan modifications, each outside director at such time received a stock option to purchase 2,000 shares of our common stock at an exercise price of $10.25 per share under this plan. These options vest in three equal installments beginning on the grant date and the first and second anniversaries of the grant date. These options will expire five years after the grant date, unless earlier terminated or exercised.

Compensation of the Named Executive Officers

   The following table summarizes the total compensation for each of the last three years paid or accrued by us for services rendered during the years indicated to our Chief Executive Officer and our four most highly compensated executive officers whose total salary and bonus exceeded $100,000 during the year-ended December 31, 1999 (the "Named Executive Officers")(1).

                                                          Summary Compensation Table
                                                          --------------------------

                                                                               Long Term
                                                 Annual Compensation          Compensation
                                                 -------------------          ------------
                                                                               Securities
                                                                               Underlying     Other Annual
Name and Principal Position                 Year   Salary ($)    Bonus ($)      Options     Compensation(2)
---------------------------                 ----   ----------    ---------     ----------   ---------------
Clete T. Brewer, Chairman,                  1999     $232,500     $ 42,500              -         $11,331
Chief Executive Officer and                 1998      150,000      127,500         19,000           5,500
 Director.........................          1997      150,000      116,000         65,000          16,737

Terry C. Bellora, Chief Financial           1999      212,500       24,250         65,000          13,812
 Officer..........................          1998      150,000      112,500         14,000           6,600
                                            1997      150,000      106,000        102,500           7,200

W. David Bartholomew, President -           1999      177,000      125,000         48,000          12,926
 Commercial                                 1998      144,000      102,975         15,000           7,750
Staffing Segment and Director.....          1997      125,000       91,375         57,500           6,000

Gordon Y. Allison, Executive Vice           1999      132,000       70,000         15,000           4,920
 President -                                1998      120,000       86,560          5,000           3,600
General Counsel(3)................          1997       60,000       30,000         40,000           1,800

Steven E. Schulte, Executive Vice           1999      125,000            -          5,000          12,792
 President -                                1998      125,000       93,750          5,000           9,106
Administration....................          1997      125,000       15,000         10,000           6,000

_____________

(1) Mr. Bova became our President, Chief Operating Officer and a director in September 1999. Mr. Bova's employment agreement provides, among other compensatory matters, that he will receive an annual salary of $325,000. Based on Mr. Bova's annual salary, he would have been one of the Named Executive Officers in 1999, except that his employment and resulting salary compensation payments did not begin until September 1999. It is anticipated that Mr. Bova would be one of the Named Executive Officers for the 2000 year and thus be reflected as such in our 2001 Annual Stockholders' Meeting proxy statement. A description of Mr. Bova's employment agreement is included in the "--Employment Agreements" section of this Proxy Statement. Ted Feldman, formerly our Chief Operating Officer, ended employment with us in September 1999. From January 1, 1999 through the end of Mr. Feldman's employment in September 1999, Mr. Feldman was paid a salary pursuant to his employment agreement of $119,000. As described under the "--Severance Agreement with Former Executive" section of this Proxy Statement, Mr. Feldman also received $65,000 of severance payments during 1999, with the first payment being made on or around September 15, 1999. Based on these amounts, if Mr. Feldman had been one of our employees at December 31, 1999, then he would have been included in the compensation table reflected above.
(2) During 1999, the other annual compensation for the Named Executive Officers consisted of automobile allowances, club dues, matching payments with respect to a non-qualified deferred executive compensation plan, payments of life insurance premiums relating to term life policies on certain of the Named Executive Officers which were paid for by us and medical insurance premiums under our company medical insurance plan that were paid by us. The maximum matching amount by us under the non-qualified executive deferred plan for each participating executive officer for each year is $5,000. For 1998, the other annual compensation consists of automobile allowances, other than $2,250 of Mr. Bartholomew's amount and $3,106 of Mr. Schulte's amount in 1998, which were matching payments by us with respect to the non-qualified executive deferred compensation plan. As to Mr. Brewer during 1997, he received the cash surrender value of key man life insurance policy in the amount of $10,737, in addition to an automobile allowance of $6,000. The remaining 1997 amounts for other annual compensation consisted of automobile allowances for the other Named Executive Officers.
(3) Salary for 1997 reflects partial year compensation from the date of Mr. Allison's initial employment with us on June 27, 1997 through the end of the December 31, 1997 fiscal year.

Option Grants in 1999

     The following table sets forth information concerning each grant of stock options to the Named Executive Officers during 1999.

                                                                   Individual Grants
                                 -----------------------------------------------------------------------------------
                                                       Percentage of Total
                                 Number of Securities    Options Granted     Exercise or                 Grant Date
                                  Underlying Options     to Employees in      Base Price    Expiration    Present
Name                               Granted in 1999             1999         ($/Share) /(1)/    Date     Value ($)/(2)/
----                             --------------------  -------------------  --------------  ----------  ------------
Clete T. Brewer................                     -                    -            N/A          N/A           N/A
Terry C. Bellora...............                65,000                 4.09          8.625      4/19/09      $385,353
W. David Bartholomew...........                30,000                 1.89          7.188     10/29/09       148,224
                                               18,000                 1.13          8.625      4/19/09       106,713
Gordon Y. Allison..............                15,000                 0.94          8.625      4/19/09        88,928
Steven E. Schulte..............                 5,000                 0.31          8.625      4/19/09        29,643


_______________

(1) All options were granted at the market value on the date of grant based on the last sales price of our common stock on the date of grant.
(2) The grant date present value was based on the Black-Scholes Option Valuation Model, a widely recognized method of valuing options. The following underlying assumptions were used to derive the present value of these options: volatility of our common stock of 80%, based upon the actual daily volatility of our stock during 1999; a risk-free rate of return of 6.34%, based on the yield of five-year U.S. Treasury notes as of the grant date; and exercise of the option five years after the grant date. The actual value, if any, the Named Executive Officers may realize upon exercise will depend on the excess of the stock price over the exercise price on the actual date the option is exercised; consequently, there is no assurance the value realized by the Named Executive Officers will approximate the value estimated by the Black-Scholes Option Valuation Model.


1999 Year-End Option Values

     The following table sets forth information concerning the value of options exercised during 1999 and the value of unexercised options as of December 31, 1999 by the Named Executive Officers. Only one of the Named Executive Officers exercised options during the year ended December 31, 1999.

                                                               Stock Option Exercises and Year End Values
                                                               ------------------------------------------
                                                                             Number Of
                                                                             Securities                         Value of
                                       Shares                                Underlying                          In-the-
                                    Acquired on     Value               Unexercised Options                 Money Options at
                                      Exercise   Realized/(1)/       held at December 31, 1999           December 31, 1999/(2)/
                                    -----------  -----------      -------------------------------     -----------------------------
     Name                                                         Exercisable       Unexercisable     Exercisable     Unexercisable
     ----                                                         -----------       -------------     -----------     -------------
     Clete T. Brewer.............         4,000      $15,752           51,667              38,333               -           $     -
     Terry C. Bellora............             -            -          205,094             136,406               -                 -
     W. David Bartholomew........             -            -           49,333              81,167               -            11,190
     Gordon Y. Allison...........             -            -           20,334              39,666               -                 -
     Steven E. Schulte...........             -            -           11,000              15,666               -                 -


___________

(1) Calculated using the difference between: (a) the closing sales price of our common stock on the date of exercise; and (b) the exercise price.
(2) Options are "in-the-money" if the closing market price of our common stock exceeds the exercise price of the options. The value of the unexercised options represents the difference between the closing market price of our common stock on December 31, 1999, $7.563 and the exercise price of such options.

Employment Agreements

     Clete T. Brewer, W. David Bartholomew and Steve E. Schulte entered into employment agreements with us on October 2, 1996. Each of these employment agreements, subject to the amendments described in the following paragraph for Messers. Brewer and Bartholomew, is for a term of five years and provides for an annual base salary which may be adjusted upward at the discretion of the Compensation Committee of the Board. Subject to the amendments described below to the agreements for Messrs. Brewer and Bartholomew, the term for each of these agreements will continue after the initial five-year term on a year-to-year basis at the time of a renewal, unless any of these agreements are terminated early or are not renewed. These agreements allow each of these Named Executive Officers to be eligible for year-end bonus compensation which is determined under an incentive bonus plan established and administered by the Compensation Committee of the Board. The employment agreements referred to above provide that, in the event of a termination of employment by us, except for "cause," that these employees will be entitled to receive the employee's then current salary for a period no longer than five years after October 2, 1996. Each of these agreements contains a covenant not to compete with us for a period of two years immediately following the termination of employment for any reason, subject to certain exceptions described in the paragraph below.

     On September 17, 2000, Mr. Brewer and Mr. Bartholomew's employment agreements were amended by us, based on the recommendations of the Compensation Committee, to: (1) increase the base salary; (2) extend the term through April 1, 2002; and (3) include a change of control provision. If Mr. Brewer or Mr. Bartholomew are terminated by us without cause or if they terminate based on Good Reason (assignment of any duties inconsistent with his position, authority, duties, responsibilities or location) within two years after we undergo a change of control, then the respective agreement require certain payments. For Mr. Brewer, he would receive a lump sum payment in an amount equal to two times the sum of: (a) his base salary then in effect plus (b) the greater of $125,000 or his bonus for the year immediately preceding the year in which the termination of his employment occurs. For Mr. Bartholomew, he would receive a lump sum payment in an amount equal to two times the sum of: (a) his base salary then in effect plus (b) his bonus for the year in which the termination of his employment occurs. In this circumstance, the non-competes in the agreements for each of Messrs. Brewer and Bartholomew shall apply for one year if either of them terminates employment and shall not apply at all if we terminate employment.

     Mr. Bellora entered into a five-year employment agreement with us on October 2, 1996, which agreement was amended on September 17, 1999, with the amendment extending the term until April 1, 2002, increasing Mr. Bellora's base salary and including a change of control provision similar to Mr. Brewer's agreement. The term will renew on a year-to-year basis after the initial term, as amended, unless this agreement is terminated early or not renewed. This agreement, as amended, provides for an annual base salary, a bonus to be determined annually in accordance with the incentive bonus plan administered by the Compensation Committee and an option to purchase 150,000 shares of our common stock at $12 per share. The shares underlying this option grant become exercisable in different increments over a period of five years from the date of grant on October 2, 1996. The option grant has a ten-year term, unless earlier exercised by Mr. Bellora. Mr. Bellora's employment agreement contains a covenant not to compete with us for the two year period immediately following termination of employment with us, with certain exceptions. If Mr. Bellora is terminated without cause in the absence of a change of control involving us, then the agreement requires us to pay Mr. Bellora an amount equal to the lesser of: (1) his base salary payable over the remaining term of the agreement; or (2) his base salary for a two-year period. In this circumstance, Mr. Bellora is obligated to comply with a one-year non-compete covenant involving our business, employees and customers. If Mr. Bellora is terminated without cause or if he terminates for Good Reason within two years after we undergo a change of control, then the agreement requires a payment to Mr. Bellora in a lump sum amount equal to two times the sum of: (a) his base salary then in effect plus
(b) the greater of $100,000 or his bonus for the year immediately preceding the year in which the termination of his employment occurs. In this circumstance, Mr. Bellora's non-compete shall apply for one year if he terminates employment and shall not apply at all if we terminate employment.

     Mr. Allison entered into a four-year employment agreement with us on June 23, 1997, which agreement was amended on September 17, 1999, with the amendment extending the term until April 1, 2002 and including a change of control provision similar to Mr. Bartholomew's agreement. The term will renew on a year-to-year basis after the initial term, as amended, unless this agreement is terminated early or not renewed. This agreement, as amended, provides for an annual base salary and a bonus to be determined annually in accordance with the incentive bonus plan administered by the Compensation Committee and an option to purchase 30,000 shares of our common stock at $16 per share. The shares underlying this option grant become exercisable in 20% increments over a five year period from the date of grant on June 27, 1997. The option grant has a ten-year term, unless earlier exercised by Mr. Allison. Mr. Allison's employment agreement contains a covenant not to compete with us for the two year period immediately following termination of employment with us, with certain exceptions. If Mr. Allison is terminated by us without cause or if he terminates for Good Reason, in the absence of a change in control involving us, then the agreement requires us to pay Mr. Allison an amount equal to the lesser of: (1) his base salary payable over the remaining term of the agreement; or (2) his base salary for a two-year period. In this circumstance, Mr. Allison is obligated to comply with a one-year non-compete covenant involving our business, employees and customers. If Mr. Allison is terminated without cause or if he terminates based on Good Reason within two years after we undergo a change of control, then the agreement requires a lump sum payment to Mr. Allison in a lump sum amount equal to two times the sum of: (a) his base salary then in effect plus (b) his bonus for the year immediately preceding the year in which the termination occurs. In this circumstance, Mr. Allison's non-compete shall apply for one year if he terminates employment and shall not apply at all if we terminate employment.

     In September 1999, we named Stephen R. Bova as our President and Chief Operating Officer. Mr. Bova entered into a three-year employment agreement with us on August 18, 1999, which agreement became effective on September 9, 1999. The term will renew on a year-to-year basis after the initial term, as amended, unless this agreement is terminated early or not renewed. This agreement provides for an annual base salary and a bonus to be determined annually in accordance with the incentive bonus plan administered by the Compensation Committee. Mr. Bova's employment agreement contains a covenant not to compete with us for the two year period immediately following termination of employment with us; provided that such period ends immediately if we terminate Mr. Bova without cause or if Mr. Bova terminates for Good Reason. If Mr. Bova is terminated by us without cause or if he terminates for Good Reason, in the absence of a change of control involving us, then the agreement requires us to pay Mr. Bova an amount equal to the lesser of: (1) his base salary payable over the remaining term of the agreement; or (2) his base salary for a two-year period. If Mr. Bova is terminated without cause or if he terminates based on Good Reason within two years after we undergo a change of control, then the agreement requires a lump sum payment to Mr. Bova in the amount of two times the sum of: (a) his base salary then in effect plus (b) the greater of $100,000 or his bonus percentage for the year immediately preceding his termination multiplied by his base salary in effect at the time of such termination.

Deferred Executive Compensation Plan

     We maintain an optional deferred compensation plan for certain members of management (including the Named Executive Officers) allowing them to defer a portion of their annual compensation. We match 50% of the first six percent of the annual compensation deferred by a participant. However, the annual match by us may not exceed $5,000 per participant. The funds attributable to a participant (including voluntary contributions and matching contributions) are invested among various funds designated by the plan administrator. Upon the death or retirement of a participant, the funds attributable to the participant (including any earnings on contributions) are distributed to the participant or the participant's beneficiary in a lump sum or in annual installments over a period of up to 15 years. A participant whose employment with us is terminated prior to death or retirement is entitled to receive his or her contributions to the plan (and any earnings thereon). However, a participant may only receive 100% of the matching contributions if he or she has completed five years of service with us. During 1999, Mr. Bartholomew and Mr. Schulte were the only Named Executive Officers to participate in this plan.

Severance Agreement with Former Executive

     We entered into a severance agreement with a former executive officer, Ted Feldman, formerly our Chief Operating Officer, whose employment with us ended in September 1999. The severance payments to Mr. Feldman during 1999 totaled $65,000. The severance payments are being paid in equal monthly increments through September 30, 2001, which would have been the expiration date of Mr. Feldman's prior employment agreement with us.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Committee Membership and Interlocks

     Our Compensation Committee is primarily responsible for determining the executive officer compensation levels of our company. Our Compensation Committee is composed entirely of independent outside directors. No member of the Compensation Committee is or has ever been one of our officers or employees. No interlocking relationship exists between the members of the Compensation Committee and the board of directors or compensation committee of any other company.

Executive Compensation Components and Goals

     Executive officer compensation consists of a combination of salary, bonus and stock option awards. Each Named Executive Officer, is a party to a five-year employment agreement (in this report we will refer to these as the "Executive Employment Agreements") that was negotiated at arms-length. The Executive Employment Agreements were executed at the time of our initial public offering on October 2, 1996, certain of which agreements were amended in September 1999, as described under the section entitled "Compensation of Outside Directors and the Named Executive Officers--Employment Agreements." Our executive compensation strategy generally is for executives to receive a salary at a level somewhat below industry averages, while being eligible for bonuses based on performance and stock option grants. Notwithstanding this general strategy for executive compensation, our Chairman and Chief Executive Officer's salary was raised to an annual amount closer to industry averages, when our company hired Mr. Bova as our President and Chief Operating Officer in September 1999. We believe that lower or competitive base salary levels in combination with performance based bonuses provide our executives the potential to earn in excess of competitive industry total executive compensation if subjective and/or objective performance goals for our company are achieved. We also intend to continue to grant to our executives and other key employees stock options at the current market value of our stock. The options have no monetary value to the executives unless the market price of our common stock increases above the exercise price. We anticipate that future option grants will be based on a subjective analysis of various performance criteria, primarily earnings per share and operating profits, although future grants may not directly be tied to any one factor. Options will be granted at an exercise price equal to the closing sales price of our common stock, as reported on NASDAQ, on the date of grant. Future cash bonus payments will be made in accordance with an incentive bonus plan that we adopt at the beginning of each year based on criteria such as net income, return on equity, return on assets, revenue diversification mix, divisional operating income performance, earnings per share and/or discretionary matters. We believe the mix of base salary, bonuses and stock option grants links executive compensation to our company's operational performance.

     In summary, the goals of our executive compensation program are:
     .To compensate executive employees in a manner that aligns the employee's interests with the interests of  our stockholders;
     .To encourage continuation of our company's entrepreneurial spirit;
     .To reward executives for successful long-term strategic management;
     .To recognize outstanding performance; and
     .To attract and retain highly qualified and motivated executives.

Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for the compensation paid to the Chief Executive Officer and the other Named Executive Officers, unless certain requirements are met. One of the requirements is that compensation over $1 million must be based upon the attainment of performance goals and in some instances approved by stockholders. The Amended and Restated 1996 StaffMark, Inc. Stock Option Plan was approved by our stockholders at our May 8, 1998 Annual Meeting and was designed to meet the requirements of Section 162(m) with respect to stock option awards. The performance based targets for the 1999 Bonus Plan (as defined below) were established on March 11, 1999, when the performance relative to these annual targets remained substantially uncertain within the meaning of Section 162(m) of the Internal Revenue Code.

1999 Executive Compensation

     Each of the Named Executive Officers received their annual salary in accordance with their Executive Employment Agreement during 1999, as amended. During 1999, our incentive cash bonus plan (the "1999 Bonus Plan") was tied to "performance targets." In 1999, the performance-based targets for the 1999 Bonus Plan included earnings per share, operating targets and revenue mix diversification. During 1999, we also reserved discretionary authority to pay bonuses even if the performance targets were not satisfied. When we selected the performance-based targets, we also established an objective formula for calculating the maximum bonus payable to each Named Executive Officer. Under the 1999 Bonus Plan, the 1999 maximum bonus could not exceed one hundred fifty percent (150%) of Messrs. Brewer's and Bellora's then current year-end annual base salary, one hundred twenty-five percent (125%) of Mr. Bartholomew's then current year-end annual base salary and one hundred percent (100%) of Messrs. Allison's and Schulte's then current year-end annual base salary. We also had discretion under the 1999 Bonus Plan in determining whether any or all of the maximum permissible bonus would actually be paid, or whether payment or vesting of any bonus would be deferred. We were also authorized under the 1999 Bonus Plan to exercise "negative discretion" by establishing additional conditions and terms of payment of bonuses, including the achievement of other financial, strategic, individual goals or discretionary matters, which could be objective or subjective. While Messrs. Brewer's and Bellora's bonus eligibility was primarily related to earnings per share targets which were not satisfied and for which they did not receive any bonus related thereto, Messrs. Brewer and Bellora did receive $42,500 and $24,250, respectively, as discretionary bonuses based on the Committee's retained discretion during 1999. Messrs. Bartholomew's and Allison's bonus eligibility under the 1999 Bonus Plan was based on a combination of operating targets, earnings per share targets and discretionary matters, with the earnings per share targets portion for each of Messrs. Bartholomew and Allison accounting for fifty percent (50%) of their bonus eligibility, with the operating targets portion accounting for the other fifty percent (50%) of Mr. Bartholomew's bonus eligibility and with the discretionary matters portion accounting for the other fifty percent (50%) of Mr. Allison's bonus eligibility. Since we did not achieve the earnings per share targets under the 1999 Bonus Plan, Messrs. Bartholomew and Allison received only fifty percent (50%) of their bonus eligibility resulting from satisfaction of certain operational targets for Mr. Bartholomew and discretionary matters for Mr. Allison. As to Mr. Schulte, he did not receive a bonus under the 1999 Bonus Plan since his bonus possibility was tied entirely to earnings per share targets for our company that were not satisfied. All bonuses payable to Messrs. Brewer, Bellora, Bartholomew and Allison under the 1999 Bonus Plan either have been or will be paid in cash or cash equivalents in 1999 or 2000. All of the Named Executive Officers were eligible to participate in the 1999 Bonus Plan.

1999 Chief Executive Officer Compensation

     Compensation paid during 1999 to Clete T. Brewer, our President and Chief Executive Officer, was comprised of $232,500 in base salary in accordance with his Executive Employment Agreement, as amended during 1999 and a discretionary bonus of $42,500 pursuant to the 1999 Bonus Plan as described above. Mr. Brewer did not receive any stock option grants during 1999. This report is submitted by the members of the Compensation Committee.

                          The Compensation Committee:
                                William J. Lynch
                              R. Clayton McWhorter
                                 Bob L. Martin

                              CERTAIN TRANSACTIONS

     We lease our corporate headquarters in Fayetteville, Arkansas from Brewer Investments II, L.C. The members of the limited liability company are Jerry T. Brewer, our Chairman Emeritus, and Kay Brewer, Mr. Brewer's spouse, who are the parents of Clete T. Brewer. The total lease payments to Brewer Investments II, L.C. in 1999 approximated $551,000. The lease expires in 2009, although we have an option to renew this lease for two consecutive five year terms following expiration of the initial ten-year term. We are responsible for all real estate taxes, insurance, utilities and maintenance. We lease property for several branch offices in Little Rock, Arkansas from a limited liability company. One member of this limited liability company is Steven E. Schulte, a director and our Executive Vice President - Administration. Rent for 1999 approximated $117,000 on this lease and we are responsible for all real estate taxes, insurance, utilities and maintenance. During 1999, we also leased several of our offices in Tulsa, Oklahoma from John H. Maxwell, Jr., our former Executive Vice President -Medical Staffing and formerly a director who resigned both of these positions in September 1999. The total lease payments paid in 1999 for these leases approximated $112,000. We believe that the rental payments for these leased facilities with the related parties described above are on terms that are as favorable to us as those that could have been obtained from unaffiliated third parties.

     In October 1996, we advanced Donald A. Marr, Jr., the Chief Operating Officer of our Commercial Staffing Segment, $80,000, which was originally due on October 2, 1999. This advance was evidenced by a promissory note that accrued interest at six percent (6.0%) per annum. During 1999, we extended payment of the $80,000 principal amount and accrued but unpaid interest under the note, into equal installments of one-half of the outstanding principal and accrued but unpaid interest on December 31, 2000 and December 31, 2001, respectively. At the due date of the original note, Mr. Marr executed a new note with the extended payment dates.

     In March 1998, we loaned Terry C. Bellora, our Chief Financial Officer, the principal amount of $300,000 pursuant to a loan agreement and promissory note that accrues interest at six percent (6.0%) per annum. The outstanding principal and accrued interest on this note and loan agreement is due in March 2001. In November 1999, we loaned John Willett, our Executive Vice President - IT Solutions of our IntelliMark, Inc. subsidiary, the principal amount of $73,000, pursuant to a promissory note that accrued interest at six percent (6.0%) per annum. The note was due and repaid on April 14, 2000.

     During 1999, our Edgewater Technology, Inc. subsidiary, which comprises our E-solutions segment, received approximately $9.3 million from the Synapse Group, Inc. for e-solutions services. Mr. Loeb, who joined our Board in April 2000, is also the President and Chief Executive Officer of the Synapse Group, Inc.

                  PERFORMANCE GRAPH AND TOTAL RETURN ANALYSIS

     The following chart compares the cumulative total stockholder return on our common stock with the cumulative total return on the NASDAQ Composite Index and the common stock of seven companies in the temporary staffing industry, for the period beginning on September 27, 1996 (the date that trading of our common stock first began on the Nasdaq National Market) and ending on December 31, 1999 (the last trading date for our common stock in the 1999 fiscal year) assuming a $100 investment in each and assuming the reinvestment of dividends. Although our initial offering price was $12.00, the closing price of $14.00 on the first trading day in our common stock was used as the beginning price of the common stock. We did not pay any dividends during the period. Our self-selected peer group companies are: Modis Professional Services, Inc. (formerly AccuStaff Incorporated); Romac International Inc.; Norrell Corporation (acquired by Interim Services, Inc. in July 1999); Personnel Group of America, Inc.; RemedyTemp, Inc.; SOS Staffing Services, Inc.; and Interim Services Inc.

                              [PERFORMANCE GRAPH]

---------------------------------------------------------------------------------------------------------------------
Total Return Analysis                        9/27/96        12/31/96        12/31/97        12/31/98         12/31/99
---------------------------------------------------------------------------------------------------------------------
StaffMark, Inc.                             $    100       $   89.29       $  225.89       $  159.82        $   54.01
---------------------------------------------------------------------------------------------------------------------
Peer Group                                  $    100       $   84.04       $  101.18       $   76.71        $   65.76
---------------------------------------------------------------------------------------------------------------------
Nasdaq Composite (US)                       $    100       $  104.63       $  128.20       $  180.65        $  326.37
---------------------------------------------------------------------------------------------------------------------

Source:  Standard & Poor's Compustat Custom Products Division
Website:  www.compustat.com
          -----------------
Phone:  (303) 721-4819; Fax:  (303) 694-4021

                   ITEM 2 - RATIFICATION AND APPROVAL OF THE
               STAFFMARK, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN

Purpose of the Proposal and the 1999 Plan

     At the Annual Meeting, there will be submitted to stockholders a proposal to ratify and approve the StaffMark, Inc. 1999 Employee Stock Purchase Plan (the "1999 Plan"). The 1997 Employee Stock Purchase Plan (the "Previous Plan"), which was approved by our stockholders at our May 2, 1997 annual meeting, authorized 300,000 shares of our .01 par value per share common stock ("Common Stock") to be issued. The shares of Common Stock authorized under the Previous Plan were not sufficient to meet the demand of employee purchases subsequent to September 30, 1999. Accordingly, the 1999 Plan, which authorizes an additional 700,000 shares of our Common Stock for employee stock purchases, was approved by our Board in September 1999 and placed into operation with an effective date of October 1, 1999 so employee participation under substantially the same terms as the Previous Plan would not be interrupted. To retain the favorable tax features of the 1999 Plan under Section 423 of the Internal Revenue Code (the "'Code"), among other things, the 1999 Plan must be approved by our stockholders within twelve months of the October 1, 1999 effective date (the "Window Period"). Accordingly, the 1999 Plan is now being submitted to stockholders during the Window Period for ratification and approval to satisfy this requirement under the Code. If the 1999 Plan is not ratified and approved at the Annual Meeting or not later ratified and approved by our stockholders during the Window Period, then the favorable tax features described under the section titled "Tax Treatment" below for plan participants would be lost effective October 1, 1999. In particular, plan participants would have additional salary or wage compensation attributed to them based on the fifteen percent (15%) share purchase price discount beginning with purchases under the 1999 Plan for the fourth quarter of 1999. In addition, while our company would receive certain tax deductions, if the 1999 Plan failed to satisfy this qualification requirement under the Code, our company would nevertheless incur additional expense charges under generally accepted accounting principles with respect to the fifteen percent (15%) share purchase price discount under the 1999 Plan.

     In addition to the favorable tax features of the 1999 Plan, the 1999 Plan is designed to encourage and assist a broad spectrum of the Company's employees (both on a full-time, part-time and temporary employment basis) to acquire an equity interest in our company through the purchase of Common Stock by means of payroll deductions. The Board believes that employee participation in the ownership of our company enhances the interest of our employees in the success and progress of the Company and that the 1999 Plan is the primary vehicle for obtaining employee stock ownership in our company.

     The following description of the 1999 Plan is not intended to be complete and is qualified in its entirety by the complete text of the 1999 Plan, which is attached to this Proxy Statement as Annex A.

Shares Issuable Pursuant to the 1999 Plan

     The maximum number of shares of Common Stock that may be issued under the 1999 Plan will be the sum of 700,000 plus the remainder of any unissued shares under the Previous Plan, which was 9,514 shares (subject to equitable adjustments to reflect any stock splits, stock dividends or other changes affecting the Common Stock), which may be originally issued or reacquired shares, including shares bought on the market or otherwise for purposes of the 1999 Plan. As of December 31, 1999, 63,528 shares of Common Stock had been purchased for issuance under the 1999 Plan.

Eligible Participants

     Our regular full or part-time employees (whether of our company or subsidiaries) other than employees of our foreign subsidiaries,are eligible to participate in the 1999 Plan, on a purely voluntary basis. However, an employee who owns five percent (5%) or more of the total combined voting power or value of all classes of stock of our company will not be eligible to participate in the 1999 Plan. Our eligible full or part-time employees under the 1999 Plan includes our temporary employees. Approximately 33,000 employees (full-time, part-time and temporary employees) were eligible to participate in the 1999 Plan as of March 31, 2000.

Material Features of the 1999 Plan

     Eligible employees participate in the 1999 Plan through exercising options to purchase Common Stock. Options may be granted for each purchase period to eligible employees. Each quarter will be a purchase period unless otherwise established by the committee administering the 1999 Plan (the "Committee"). Common Stock will be purchased through a participant's payroll deductions at a stated dollar amount not less than $10 per pay period (or $20 if the pay period is every month), and not more than 10% of a participant's compensation, as determined by the participant, at a price that shall be an amount equal to the lower of 85% of the fair market value of the Common Stock as of the first or the last trading day of each purchase period. The fair market value of the Common Stock will be determined by reference to the Common Stock price on the NASDAQ National Market on each relevant date. No employee will be permitted to purchase Common Stock under the 1999 Plan in excess of 4,000 shares during any purchase period (unless the Committee sets another limit). In addition, no participant may purchase shares at a rate which exceeds $25,000 of the fair market value of such stock (determined at the beginning of each purchase period) for each calendar year.

     Each eligible employee who elects to participate in the 1999 Plan will, without any action on his or her part, be automatically deemed to have exercised his or her option on the last day of each purchase period if he or she is then employed, to the extent that the amount withheld through payroll deduction throughout the purchase period is sufficient to purchase, at the option price, one or more whole shares of Common Stock. All funds received or held by us under the 1999 Plan are our general assets, free of any trust or other restriction, and may be used for any corporate purpose. No interest on such funds will be credited to or paid to any participant under the 1999 Plan. An option granted under the 1999 Plan shall not be transferable by an employee other than by will or by the laws of descent and distribution and is exercisable during his or her lifetime only by the employee.

     A participant may voluntarily suspend his or her payroll deductions at any time, but will not be permitted to resume the payroll deductions again until the January 1 or July 1 following the suspension of payroll deductions. A participant may change the rate of his or her payroll deductions on any January 1 or July 1. If a participant terminates his or her employment with us, his or her participation in the 1999 Plan will be automatically terminated as of the date of termination of employment, and subject to the restriction on issuance and resale in the paragraph immediately following, the shares held in his or her stockholder account will either be sold as directed by the terminated participant, or distributed to the terminated participant, together with cash equal to the sum of fair market value of any fractional shares owned by the participant and amounts withheld through payroll deduction that had not been applied to purchase Common Stock under the 1999 Plan.

1999 Plan Restrictions Concerning Resales on Shares and Distribution of Share Certificates

     A participant may not sell his or her shares or obtain stock certificates evidencing shares acquired under the 1999 Plan until the one year anniversary date of the purchase date for each separate purchase of shares under the 1999 Plan. Thereafter, a participant may order the sale of his or her shares that have satisfied the one year anniversary requirement, or acquire his or her stock certificate for shares that have satisfied the one year anniversary requirement at any time by providing written request and notice to the Committee. A participant whose employment has been terminated with us, will be subject to the same one year restrictions on issuance and resale of shares from the date of such termination of employment with us as for any unissued shares in the 1999 Plan. Notwithstanding the foregoing restrictions, shares issuable under the 1999 Plan have been registered under the Securities Act of 1933, as amended.

Prospective 1999 Plan Participation

     It is not possible to determine how many eligible employees will participate in the 1999 Plan in the future or the level of such participation.

Tax Treatment

     Subject to obtaining stockholder approval of the 1999 Plan during the Window Period as described above, the 1999 Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Code, an employee who elects to participate in the 1999 Plan will not realize income at the time the offering commences or when the shares are actually purchased under the 1999 Plan. If an employee disposes of such shares after two years from the date of the grant of the option and after one year from the actual date of purchase of such shares under the 1999 Plan (collectively, the "Holding Period"), a portion of the employee's gain will be ordinary income and a portion will be capital gain. The employee will be taxed at ordinary income tax rates on the excess of the value of the shares when the option was granted over the purchase price, or, if less, the entire gain on the sale. The employee will have additional capital gain or loss equal to the difference, if any, between the proceeds of the sale and the employee's basis in the shares (the purchase price plus any ordinary income realized). The capital gain rate will depend on how long the stock is held by the employee. We will not be entitled to any tax deduction with respect to a sale by an employee after the Holding Period.

     If any employee disposes of the shares purchased under the 1999 Plan during the Holding Period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess, if any, of the fair market value of such shares on the date of sale over the purchase price. The employee's basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as compensation, and any gain or loss computed with reference to such adjusted basis which is recognized at the time of disposition will be capital gain or loss, either short-term or long-term, depending on the length of the Holding Period for such shares. In the event of a disposition during the Holding Period, we (or the subsidiary by which the employee is employed) will be entitled to a deduction from income equal to the amount the employee is required to include in income as a result of such disposition.

     An employee who is a nonresident of the United States will generally not be subject to the U.S. federal income tax with respect to the shares of Common Stock purchased under the 1999 Plan.

Plan Administration and Termination

     The 1999 Plan provides for administration of the 1999 Plan by the Committee appointed by the Board. The Board may terminate, suspend or amend the 1999 Plan in any respect at any time, except that the approval of our stockholders is required for any amendment to increase the number of shares available for purchase under the 1999 Plan. Unless earlier terminated, the 1999 Plan will continue in effect until October 1, 2009, except that if at the end of any purchase period the aggregate funds available for purchase of Common Stock would purchase a greater number of shares than is available for purchase, the number of shares that would otherwise be purchased by each participant at the end of the purchase period will be proportionately reduced in order to eliminate the excess. The 1999 Plan would then automatically terminate after such purchase period.

Recommendation

     Ratification and approval of this proposal requires a favorable vote of the majority of the votes cast at the Annual Meeting. Any shares not voted (whether by broker non-vote or otherwise) therefore would not have any impact on this proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION AND APPROVAL OF THE STAFFMARK, INC. 1999 EMPLOYEE STOCK PURCHASE PLAN.



                            ITEM 3 - OTHER MATTERS

     The Board of Directors is not aware of any other matter to be presented for action at the Annual Meeting. If any other matter requiring a vote of stockholders should arise, then the proxies (or their substitutes) will vote in accordance with their best judgement.

                            ADDITIONAL INFORMATION

Independent Public Accountants

     Our Board has selected Arthur Andersen LLP as our independent public accountants, a position the firm has held since our initial public offering. We expect representatives of Arthur Andersen LLP to be present at the Annual Meeting. We will provide this accounting firm the opportunity to make a statement, if they so desire and to respond to appropriate questions.

Annual Report

     Our 1999 Annual Report to Stockholders accompanies this Proxy Statement. Our Annual Report on Form 10-K for the year ended December 31, 1999 was filed with the SEC on March 20, 2000. A copy of our 1999 Form 10-K, including any financial statements and schedules and a list describing any exhibits not included in this report, may be obtained without charge by any stockholder. Written requests for copies of the report should be directed to Gordon Y. Allison, Corporate Secretary, StaffMark, Inc., 234 East Millsap Road, Fayetteville, Arkansas 72703.

Information Not Incorporated

     The SEC's rules allow the information in this Proxy Statement to be incorporated by reference to and form a part of our 1999 Form 10-K. The information incorporated by reference is deemed to be part of our 1999
Form 10-K, with one exception. The SEC's rules do not require the Compensation Committee Report to be incorporated in any filing made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended. The Compensation Committee Report shall not be deemed to be filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we specifically incorporate this report by reference in some other filed document.







                            YOUR VOTE IS IMPORTANT
                 PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD
                 IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE

                                    ANNEX A




                                STAFFMARK, INC.
                       1999 EMPLOYEE STOCK PURCHASE PLAN

                                   ARTICLE I
                                 Introduction

     Sec. 1.01 Statement of Purpose. The purpose of the StaffMark, Inc. Employee Stock Purchase Plan is to provide eligible employees of the Company and its subsidiaries, who wish to become shareholders, an opportunity to purchase common stock of the Company. The Board of Directors of the Company believes that employee participation in stock ownership will be to the mutual benefit of the employees and the Company.

     Sec. 1.02 Internal Revenue Code Considerations. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of section 423 of the Internal Revenue Code of 1986, as amended. The Plan shall be submitted to the Company's shareholders for approval within 12 months after the Plan is adopted by the Board of Directors.

     Sec. 1.03 ERISA Considerations. The Plan is not intended and shall not be construed as constituting an "employee benefit plan," within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

                                  ARTICLE II
                                  Definitions

     Sec. 2.01 "Board of Directors " means the board of directors of the Company or a committee of the board of directors authorized to act on its behalf.

     Sec. 2.02 "Code " means the Internal Revenue Code of 1986, as amended, and any successor statute of similar nature. References to specific sections of the Code shall be taken to be references to corresponding sections of any successor statute.

     Sec. 2.03 "Committee " means the committee appointed by the Board of Directors to administer the Plan, as provided in Section 6.03 hereof.

     Sec. 2.04  "Company " means StaffMark, Inc., a Delaware corporation.

     Sec. 2.05  "Effective Date"  means October 1, 1999.

     Sec. 2.06 "Election Date " means each January 1 and July 1 or such other dates as the Committee shall specify.

     Sec. 2.07 "Eligible Employee" means each person employed as an employee of an Employer who is not deemed for purposes of section 423(b)(3) of the Code to own stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

     Sec. 2.08  "Employer"  means the Company and each Subsidiary.

     Sec. 2.09 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and as the same may hereafter be amended.

     Sec. 2.10 "Market Value" means the last price for the Stock as reported on the Nasdaq National Market for the date of reference. If there was no such price reported for the date of reference, "Market Value" means the "Market Value" as of the date next preceding the date of reference for which such price was reported.

     Sec. 2.11 "Participant" means each Eligible Employee who elects to participate in the Plan.

     Sec. 2.12 "Plan" means the StaffMark, Inc. 1999 Employee Stock Purchase Plan, as the same is set forth herein and as the same may hereafter be amended.

     Sec. 2.13 "Purchase Agreement" means the instrument prescribed by the Committee pursuant to which an Eligible Employee may enroll as a Participant and subscribe for the purchase of shares of Stock on the terms and conditions offered by the Company. The Purchase Agreement also is intended to evidence the Company's offer of an option to the Eligible Employee to purchase Stock on the terms and conditions set forth therein and herein.

     Sec. 2.14 "Purchase Date" means December 31, 1999 and the last day of each Purchase Period ending thereafter.

     Sec. 2.15 "Purchase Period " means, beginning October 1, 1999, each calendar quarter or other period specified by the Board of Directors during which the Participant's stock purchase is funded through payroll deduction accumulations.

     Sec. 2.16  "Stock"  means the common stock of the Company.

     Sec. 2.17 "Subsidiary " means any present or future corporation (i) which constitutes a "subsidiary corporation" of the Company as that term is defined in section 424 of the Code, and (ii) is designated as a participating entity in the Plan by the Committee. Unless the Committee specifically designates otherwise, a Canadian or other foreign subsidiary shall not be considered a Subsidiary for purposes of the Plan, and employees of such a subsidiary shall not be Eligible Employees.

                                  ARTICLE III
                          Admission to Participation

     Sec. 3.01 Initial Participation. Any Eligible Employee may elect to be participate in the Plan and may become a Participant by executing and filing with the Committee a Purchase Agreement at such time in advance of the effective date of the election as the Committee shall prescribe. An Eligible Employee's initial election to participate in the Plan may be made at any time after he or she first becomes eligible to participate in the Plan and shall be effective as soon as practicable after the Eligible Employee submits the necessary documentation to the Committee. After an Eligible Employee has first become a Participant in the Plan, subsequent elections to participate in the Plan shall be made pursuant to Section 3.03. A Participant's Purchase Agreement shall remain in effect until modified or canceled in accordance with the further terms of this Plan, as hereinafter set forth.

     Sec. 3.02 Discontinuance of Participation. A Participant may voluntarily cease his or her participation in the Plan and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the effective date as the Committee shall prescribe. Notwithstanding anything in the Plan to the contrary, if a Participant ceases to be an Eligible Employee, his or her participation automatically shall cease and no further purchase of Stock shall be made for such Participant hereunder.

     Sec. 3.03 Readmission to Participation. Any Eligible Employee who has previously been a Participant, who has discontinued participation (whether by cessation of eligibility or otherwise), and who wishes to be reinstated as a Participant may again become a Participant by executing and filing with the Committee a new Purchase Agreement. Reinstatement to Participant status shall be effective as of any Election Date, provided the Participant files such new Purchase Agreement with the Committee at such time in advance of such Election Date as the Committee shall prescribe.



                                  ARTICLE IV
                           Stock Purchase and Resale

     Sec. 4.01 Reservation of Shares. There shall be 700,000 shares of Stock reserved for issuance under the Plan, plus any shares of Stock that were authorized for issuance under the Company's prior Employee Stock Purchase Plan (which terminates after the end of the purchase period ending September 30, 1999) and were not issued under that Plan, subject to adjustment in accordance with the antidilution provisions hereinafter set forth. Except as provided in
Section 5.02 hereof, the aggregate number of shares of Stock that may be purchased under the Plan shall not exceed the number of shares of Stock reserved for the Plan.

     Sec. 4.02  Limitation on Shares Available.

            (a) Subject to the limitations of Section 4.04, the maximum number of shares of Stock that may be purchased for each Participant on a Purchase Date is the lesser of (a) the number of whole and fractional shares of Stock that can be purchased by applying the full balance of the Participant's withheld funds to the purchase of shares of Stock at the Purchase Price, or (b) the Participant's proportionate part of the maximum number of shares of Stock available under the Plan, as stated in Section 4.01.

            (b) Notwithstanding the foregoing, if any person entitled to purchase shares pursuant to any offering under the Plan would be deemed for purposes of section 423(b)(3) of the Code to own stock (including any number of shares of Stock that such person would be entitled to purchase under the Plan) possessing five percent or more of the total combined voting power or value of all classes of stock of Company, the maximum number of shares of Stock that such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares of stock that such person is deemed to own (excluding any number of shares of Stock that such person would be entitled to purchase under the Plan), is one less than such five percent. Any amounts withheld from a Participant's compensation that cannot be applied to the purchase of Stock by reason of the foregoing limitation shall be returned to the Participant as soon as practicable.

     Sec. 4.03 Purchase Price of Shares. The Purchase Price per share of the Stock sold to Participants pursuant to any offering hereunder shall be the lower of (i) 85% of the Market Value per share on the first day of the Purchase Period or (ii) 85% of the Market Value per share on the Purchase Date. Notwithstanding the foregoing, the Board of Directors may determine that the Purchase Price shall be the Market Value, or a percentage of the Market Value on either of such dates or the lower of such dates, so long as such percentage shall not be lower than 85% of such Market Value.

     Sec. 4.04  Exercise of Purchase Privilege.

            (a) Each Participant shall be granted an option to purchase shares of Stock as of the first day of each Purchase Period at the Purchase Price specified in Section 4.03. The option shall continue in effect through the Purchase Date for the Purchase Period. Subject to the provisions of Section 4.02 above and Sections 4.04(b) and 4.04(d) below, on each Purchase Date, the Participant shall be automatically deemed to have exercised his or her option to purchase shares of Stock on the Purchase Date, unless he or she notifies the Committee, in such manner and at such time in advance of the Purchase Date as the Committee shall prescribe, of his or her desire not to make such purchase.

            (b) The maximum number of shares which a Participant may purchase during a Purchase Period is 4,000 shares, adjusted as described in
Section 5.02 and subject to Section 4.04(d) below, or such other number as the Committee establishes before the beginning of the Purchase Period.

            (c) There shall be purchased for the Participant on such Purchase Date at the Purchase Price for such Purchase Period the largest number of whole and fractional shares of Stock as can be purchased with the amounts withheld from the Participant's compensation during the Purchase Period. Each such purchase shall be deemed to have occurred on the Purchase Date occurring at the close of the Purchase Period for which the purchase was made.

            (d) Notwithstanding the foregoing, a Participant may not purchase shares of Stock having an aggregate Market Value of more than $25,000, determined at the beginning of each Purchase Period, for any calendar year in which one or more such offerings are outstanding at any time, and a Participant may not purchase a share of Stock under any offering after the expiration of the Purchase Period for such offering.

     Sec. 4.05 Payroll Deductions. Each Participant shall authorize payroll deductions from his or her compensation for the purpose of funding the purchase of Stock pursuant to his or her Purchase Agreement. In the Purchase Agreement, each Participant shall authorize an after-tax payroll deduction from each payment of his compensation during a Purchase Period, of an amount not less than $10 per paycheck ($20 for any Participant on a monthly payroll period) and not more than 10% of such Participant's compensation. A Participant may change the deduction to any permissible level effective as of any Election Date. Such change shall be made by the Participant's filing with the Committee a notice in such form and at such time in advance of the date on which such change is to be effective as the Committee shall prescribe.

     Sec. 4.06 Payment for Stock. The Purchase Price for all shares of Stock purchased by a Participant under the Plan shall be paid out of the Participant's authorized payroll deductions. All funds received or held by the Company under the Plan are general assets of the Company, free of any trust or other restriction, and may be used for any corporate purpose.

     Sec. 4.07  Share Ownership; Issuance of Certificates.

            (a) The shares of Stock purchased by a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued or sold at the close of business on such Purchase Date. Prior to that time, none of the rights or privileges of a shareholder of the Company shall inure to the Participant with respect to such shares of Stock. All the shares of

Stock purchased under the Plan shall be delivered by the Company in a manner as determined by the Committee.

            (b) The Committee, in its sole discretion, may determine that the shares of Stock shall be delivered by the Company by (i) issuing and delivering to the Participant a certificate for the number of shares of Stock purchased by such Participant on a Purchase Date or during a calendar year or other period determined by the Committee, (ii) issuing and delivering a certificate or certificates for the number of shares of Stock purchased by all Participants on a Purchase Date or during a calendar year or other period determined by the Committee to a firm which is a member of the National Association of Securities Dealers, as selected by the Committee from time to time, which shares shall be maintained by such firm in separate brokerage accounts of each Participant, or (iii) issuing and delivering a certificate or certificates for the number of shares of Stock purchased by all Participants on a Purchase Date or during the calendar year or other period determined by the Committee to a bank or trust company or affiliate thereof, as selected by the Committee from time to time, which shares may be held by such bank or trust company or affiliate in "street name", but with separate accounts maintained by such entity for each Participant reflecting such Participant's whole share interests in the Stock. Each certificate or account, as the case may be, may be in the name of the Participant or, if he or she designates on the Participant's Purchase Agreement, in the Participant's name jointly with the Participant's spouse, with right of survivorship. A Participant who is a resident of a jurisdiction that does not recognize such joint tenancy may have a certificate or account in the Participant's name as tenant in common with the Participant's spouse, without right of survivorship. Such designation may be changed by filing notice thereof.

            (c) In addition to any restrictions or limitations on the resale of Stock purchased under the Plan set forth in Section 4.08 hereof or otherwise hereunder, the Committee, in its sole discretion, may impose such restrictions or limitations, as it shall determine, on the resale of Stock, the issuance of individual stock certificates or withdrawal from any shareholder accounts established for a Participant pursuant to the terms hereof.

            (d) Any dividends payable with respect to whole or fractional shares of Stock credited to a shareholder account of a Participant established pursuant to Section 4.07(b) hereof will be reinvested in shares of Stock and credited to such Participant's account. Such reinvestment shall be made based on the Market Value of the Stock at the date of the reinvestment, with no discount from Market Value.

     Sec. 4.08  Withdrawal of Shares or Resale of Stock.

            (a) A Participant may not sell any shares of Stock purchased hereunder or withdraw his or her shares of Stock from any shareholder account established pursuant to Section 4.07(b) hereof prior to the first anniversary of the Purchase Date on which the shares were purchased. After the first anniversary of the Purchase Date for shares of Stock, the Participant may request a withdrawal of those shares or order the sale of those shares at any time by making a request in such form and at such time as the Committee shall prescribe.

            (b) In the event a Participant terminates his or her employment with all Employers or otherwise ceases to be an Eligible Employee, he or she shall receive a distribution of his or her shares of Stock held in any shareholder account established pursuant to Section 4.07(b) after the first anniversary of the Purchase Date on which the shares were purchased or, after such first anniversary, he or she may elect to have such shares of Stock sold in accordance with such procedures as the Committee shall prescribe.

            (c) If a Participant is to receive a withdrawal or distribution of shares of Stock, the withdrawal or distribution shall be paid in whole shares of Stock, with fractional shares paid in cash.

                                   ARTICLE V
                              Special Adjustments

     Sec. 5.01 Shares Unavailable. If, on any Purchase Date, the aggregate funds available for the purchase of Stock would purchase a number of shares in excess of the number of shares of Stock then available for purchase under the Plan, the following events shall occur:

            (a) The number of shares of Stock that would otherwise be purchased by each Participant shall be proportionately reduced on the Purchase Date in order to eliminate such excess; and

            (b) The Plan shall automatically terminate immediately after the Purchase Date as of which the supply of available shares is exhausted.

     Sec. 5.02 Anti-Dilution Provisions. The aggregate number of shares of Stock reserved for purchase under the Plan, as hereinabove provided, and the calculation of the Purchase Price per share may be appropriately adjusted to reflect any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, if effected without receipt of consideration by the Company. Any such adjustment shall be made by the Committee acting with the consent of, and subject to the approval of, the Board of Directors.

     Sec. 5.03 Effect of Certain Transactions. Subject to any required action by the shareholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, any offering hereunder shall pertain to and apply to the shares of stock of the

Company. However, in the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving or resulting corporation, the Plan and any offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger or consolidation, and the balance of any amounts withheld from the Participant's compensation, which had not by such time been applied to the purchase of stock shall be returned to the Participant.

                                  ARTICLE VI
                                Miscellaneous.

     Sec. 6.01 Non-Alienation. The right to purchase shares of Stock under the Plan is personal to the Participant, is exercisable only by the Participant during the Participant's lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant. Notwithstanding the foregoing, there shall be delivered to the executor, administrator or other personal representative of a deceased Participant such shares of Stock and such residual amounts as may remain to the Participant's credit from amounts withheld from the Participant's compensation as of the Purchase Date occurring at the close of the period in which the Participant's death occurs, including shares of Stock purchased as of that date or prior thereto with moneys withheld from the Participant's compensation.

     Sec. 6.02 Administrative Costs. The Company shall pay all administrative expenses associated with the operation of the Plan.

     Sec. 6.03 The Committee. The Board of Directors shall appoint a Committee, which shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan. The Committee shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including, but not limited to, the Purchase Agreement, payroll withholding authorizations, withdrawal documents, and all other notices required hereunder. The Committee shall have the fullest discretion permissible under law in the discharge of its duties. The Committee's interpretations and decisions in respect of the Plan, the rules and regulations pursuant to which it is operated, and the rights of Participants hereunder shall be final and conclusive.

     Sec. 6.04 Withholding of Taxes. All acquisitions of Stock under the Plan shall be subject to applicable federal, state and local tax withholding requirements if the Internal Revenue Service or other taxing authority requires such withholding. The Company may require that Participants pay to the Company (or make other arrangements satisfactory to the Company for the payment of) the amount of any federal, state or local taxes that the Company is required to withhold with respect to the purchase of Stock or the sale of Stock acquired under the Plan, or the Company may deduct from the Participant's wages or other compensation the amount of any withholding taxes dues with respect to the purchase of Stock or the sale of Stock acquired under the Plan.

     Sec. 6.05 Amendment of the Plan. The Board of Directors (or its delegate) may amend or terminate the Plan at any time; provided, however, that the Board of Directors (or its delegate) shall not amend the Plan without stockholder approval if such approval is required by section 423 of the Code.

     Sec. 6.06 Expiration and Termination of the Plan. The Plan shall continue in effect for 10 years from the Effective Date, unless terminated prior thereto pursuant to the provisions of the Plan or pursuant to action by the Board of Directors, which shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the expiration or termination of the Plan, the balance, if any, then standing to the credit of each Participant from amounts withheld from the Participant's compensation which had not, by such time, been applied to the purchase of Stock shall be refunded to the Participant.

     Sec. 6.07 Repurchase of Stock. The Company shall not be required to purchase or repurchase from any Participant any of the shares of Stock that the Participant acquired under the Plan.

     Sec. 6.08 Notice. A Purchase Agreement and any notice that a Participant files pursuant to the Plan shall be on the form prescribed by the Committee and shall be effective only when received by the Committee. Delivery of such forms may he made by hand or by certified mail, sent postage prepaid, to StaffMark, Inc. 302 East Millsap Road, Fayetteville, AR 72703 Attention: Employee Stock Purchase Plan Administrator. Delivery by any other mechanism shall be deemed effective at the option and discretion of the Committee.

     Sec. 6.09 Government Regulation. The Company's obligation to sell and to deliver the Stock under the Plan is at all times subject to all approvals of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Stock.

     Sec. 6.10 Headings, Captions, Gender. The headings and captions herein are for convenience of reference only and shall not be considered as part of the text. The masculine shall include the feminine, and vice versa.

     Sec. 6.11 Severability of Provisions, Prevailing Law. The provisions of the Plan shall be deemed severable. In the event any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute, had been deleted as of the date of such change). The Plan shall be governed by the laws of the State of Delaware to the extent such laws are not in conflict with, or superseded by, federal law.

                                STAFFMARK, INC.
                             234 EAST MILLSAP ROAD
                         FAYETTEVILLE, ARKANSAS 72703

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                 ANNUAL MEETING OF STOCKHOLDERS, MAY 22, 2000.

     KNOW ALL MEN BY THESE PRESENTS that I, the undersigned stockholder of StaffMark, Inc., a Delaware corporation, do herby nominate, constitute, and appoint Clete T. Brewer, Gordon Y. Allison and Steven E. Schulte, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the Common Stock, par value $.01 per share, of the Company, standing in my name on its books on April 3, 2000, at the Annual Meeting of its Stockholders to be held on May 22, 2000 at the Northwest Arkansas Convention Center, 1500 South 48th, Springdale, Arkansas, at 10:00 a.m., central standard time, and at any and all adjournments thereof.

     ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

                               SEE REVERSE SIDE

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                             FOLD AND DETACH HERE



                               [LOGO] STAFFMARK

                                ANNUAL MEETING
                                OF STOCKHOLDERS
                                 MAY 22, 2000
                               10:00 a.m. (CST)
                     NORTHWEST ARKANSAS CONVENTION CENTER
                     1500 SOUTH 48TH, SPRINGDALE, ARKANSAS

                        __                                           |
    Please mark your   |                                             |     2209
[X] votes as in this                                                 |______
    example.

                FOR all nominees      WITHHOLD
                listed (except as     AUTHORITY
                  marked to the    to vote for all  Election of the following
                    contrary)      nominees listed  nominees as directors:
                                                    Clete T. Brewer, Stephen
1. Election of        [_]               [_]         R. Bova, W. David
   Directors                                        Bartholomew, William J.
                                                    Lynch, R. Clayton McWhorter,
                                                    Charles A. Sanders, M.D.,
                                                    Bob L. Martin and Michael R.
                                                    Loeb

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name(s) on the space provided below.)


--------------------------------------------------------------------------------


2. Ratification and Approval of                  FOR     AGAINST     ABSTAIN
   the Staffmark, Inc. 1999
   Employee Stock Purchase                       [_]       [_]         [_]
   Plan


3. In their discretion, upon any other matters which may properly come before the meeting or any adjournment thereof.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED SELF-ADDRESSED, POSTAGE PREPAID ENVELOPE.


The stockholder acknowledges receipt of the Notice of Annual Meeting, a Proxy Statement and an Annual Report and revokes all prior Proxies for said meeting. This Proxy, when properly executed, will be voted in the manner directed herein by the stockholder and in accordance with the instructions set in bold on the reverse side of this Proxy.


----------------------------------------


----------------------------------------
 SIGNATURE(S)                    DATE
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                             FOLD AND DETACH HERE